Exhibit 99.7

June 14, 2019

Histogenics Corporation

c/o Gunderson Dettmer Stough

Villeneuve Franklin & Hachigan, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Histogenics Corporation (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Uday Kompella, Ph.D.
Uday Kompella, Ph.D.